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                                                                    EXHIBIT 99.1

CONTACT: George Toth, President
         The Sands Hotel and Casino
         Atlantic City, NJ
         609-441-4534

         Atlantic City, New Jersey, November 18, 2004 - GB Holdings, Inc. today announced that its subsidiaries Atlantic Coast Entertainment Holdings, Inc. ("Atlantic"), a wholly-owned subsidiary of GB Holdings, and ACE Gaming, LLC ("ACE"), a wholly-owned subsidiary of Atlantic, entered into a Loan and Security Agreement (the "Agreement"), dated as of November 12, 2004, by and among Atlantic, as borrower, ACE, as guarantor, and Fortress Credit Corp. ("Fortress"), as lender, pursuant to which, Fortress made available to Atlantic a senior secured revolving credit line providing for working capital loans of up to $10 million, to be used for working capital purposes in the operation of The Sands Hotel and Casino, located in Atlantic City, New Jersey. The loan agreement and the loan thereunder have been designated by the Board of Directors of Atlantic and the Manager of ACE, as Working Capital Indebtedness (as that term is defined in the Indenture, dated as of July 22, 2004, among Atlantic, as issuer, ACE, as guarantor, and Wells Fargo Bank, National Association, as trustee).

         This press release is for informational purpose only. This press release may contain statements that are forward-looking. Such forward looking statements involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of GB Holdings. For more information regarding GB Holdings and risks applicable to their business, please review the filings of GB Holdings with the Commission, including the reports on Forms 10-K and 10-Q.